Exhibit (8)(BH)

Amendment No. 1 to

Administrative Services Agreement

Franklin Templeton Services, LLC

TIAA-CREF Life Insurance Company

THIS AMENDMENT is made by and between Franklin Templeton Services, LLC (the “Fund Administrator”) and TIAA-CREF Life Insurance Company (the “Company”).

WHEREAS, The Company and the Fund Administrator have entered into an Administrative Services Agreement, dated as of February 1, 2006 (the “Agreement”), concerning certain administrative services with respect to each series (“Fund” or “Funds”) of Franklin Templeton Variable Insurance Products Trust (the “Trust”) listed on the Schedule B of the Agreement;

WHEREAS, the Company and the Fund Administrator wish to amend the Agreement for the purpose of adding certain new variable life or variable annuity insurance contracts covered by the Agreement.

NOW, THEREFORE, in consideration of past and prospective business relations, the Fund Administrator and the Company hereby amend the Agreement as follows:

1. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed as of August 21, 2007.

FRANKLIN TEMPLETON SERVICES, LLC		TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Thomas Regner	By:	/s/ Gregory E. Smith
Name:	Thomas Regner	Name:	Gregory E. Smith
Title:	Vice President	Title:	Vice President

Schedule B

Administrative Expense Payment

The Fund Administrator agrees to pay the Company a fee, computed daily and paid quarterly in arrears, equal to an annual rate as set forth below, applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts. The payment will be computed and paid in the manner described more completely in the Agreement.

#	Company	Product Name/ Registration No.	Funds of the Trust	Fee Rate	Date of Beginning of Period for Computation of Fee
1.	TIAA-CREF Life Insurance Company	Intelligent Life Variable Universal Life 333-128699	Class 1 Shares: Franklin Income Securities Fund Franklin Small-Mid Cap Growth Fund Mutual Shares Securities Fund Templeton Developing Markets Securities Fund	0.05%	02/01/06

2.	TIAA-CREF Life Insurance Company	Intelligent Life Variable Annuity-Contract 333-	Class 1 Shares: Franklin Income Securities Fund Franklin Small-Mid Cap Growth Fund Mutual Shares Securities Fund Templeton Developing Markets Securities Fund	0.05%	08/01/07

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